EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2019 Earnings Results

SCOTTSDALE, Ariz., May 08, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the first quarter ended March 31, 2019.

Highlights

For the quarter ended March 31, 2019:

  Net sales of $299.8 million
  Total billings of $279.5 million
  Net loss of $12.1 million or $0.35 per share
  EBITDA loss of $4.1 million
  Adjusted EBITDA of $2.9 million
KPIs		Q1'19	Q1'18
	Sets[1]	662	569
	Estimated megawatts[2]	1,861	1,464
	Utilization[3]	64%	71%
	Dedicated manufacturing lines[4]	54	46
	Manufacturing lines installed[5]	49	38
	Manufacturing lines in operation[6]	31	24
	Manufacturing lines in startup[7]	13	10
	Manufacturing lines in transition[8]	5	4
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential capacity of wind blade manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of wind blade manufacturing lines in operation represents the number of wind blade manufacturing lines installed less the number of manufacturing lines in startup and in transition.
  Number of wind blade manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of wind blade manufacturing lines that were being transitioned to a new wind blade model during the period.

“As explained in our press release issued last week, our first quarter results were disappointing due to a few extraordinary events which occurred during the quarter,” said Steve Lockard, CEO of TPI Composites. “Despite the challenges we faced, specifically the difficulties with Senvion and the loss of production because of labor issues in Matamoros, our mature operations are performing at or above expectations and our core strategy remains intact and we remain focused on execution.”

“The fundamentals of our business remain strong as we continue to partner with our customers to support their global production needs. We have invested heavily in new line startups and existing line transitions, laying the groundwork for doubling the company’s revenue over a three-year period and beyond. From our perspective, the first quarter was a small setback in our longer-term vision which continues to be supported by an increasingly improving global wind market outlook.”

“Concurrent with our earnings release today, we announced key management changes that will better position TPI going forward. Bill Siwek, our long-time CFO has been promoted to President and Bryan Schumaker has been appointed CFO, effective May 13, 2019. Brian joins us after having spent 11 years at First Solar, Inc., most recently as their Chief Accounting Officer. These changes are in addition to the appointment of Ramesh Gopalakrishnan as our COO – Wind last week. We are excited about these changes and have confidence in each individual’s ability to excel in their role and lead TPI through its next phase of growth.”

“The first quarter did not meet our expectations and, as a result, we have updated our guidance to reflect our current expectations for 2019. We now expect 2019 net sales to be between $1.45 billion and $1.5 billion and 2019 adjusted EBITDA to be between $80 million and $85 million. With the first quarter behind us, we are focused on delivering solid performance for the remainder of 2019. We remain confident in our ability to execute against our plan to double revenue over a three-year period,” concluded Mr. Lockard.

First Quarter 2019 Financial Results
Net sales for the quarter increased by $45.8 million or 18.0% to $299.8 million compared to $254.0 million in the same period in 2018. Total billings increased by $55.8 million or 24.9% to $279.5 million for the three months ended March 31, 2019 compared to $223.7 million in the same period in 2018. Net sales of wind blades were $277.0 million for the quarter as compared to $234.2 million in the same period in 2018. The increase was primarily driven by a 15% increase in the number of wind blades produced and a higher average sales price due to the mix of wind blade models produced year over year. These increases were partially offset by adjustments recorded in 2019 under ASC 606 based upon changes in estimates of future revenue, cost of sales and operating income as well as reductions of revenue based upon the insolvency of Senvion and foreign currency fluctuations. The impact of the fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations on consolidated net sales and total billings for the three months ended March 31, 2019 was a net decrease of 3.3% and 3.5%, respectively, as compared to 2018.

Total cost of goods sold for the quarter was $301.2 million and included $16.1 million related to 13 lines in startup in our plants in Mexico, Iowa and China, the startup of new wind blade models for a customer in Turkey and $2.1 million related to the five lines in transition during the quarter. This compares to total cost of goods sold of $225.7 million for the same period in 2018, which included $14.7 million related to startup costs in our new plants in Turkey and Mexico, a new customer in China, and no transition costs. Cost of goods sold as a percentage of net sales increased by nearly 12 percentage points during the three months ended March 31, 2019 as compared to the same period in 2018, driven primarily by a significant increase in underutilized labor in Matamoros, Mexico, which contributed to higher startup costs than planned, liquidated damages that we are required to pay for lost or delayed production in Matamoros and an overall $3.4 million increase in startup and transition costs. Furthermore, the extended startup of our Newton, Iowa transportation facility and the acceleration of depreciation on property, plant and equipment which was used to fulfill the Senvion contract contributed to the overall increase. These increased costs were partially offset by the impact of savings in raw material costs. The impact of the fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso decreased consolidated cost of goods sold by 6.4% for three months ended March 31, 2019 as compared to 2018.

Our corporate overhead costs included within general and administrative expenses for the three months ended March 31, 2019 totaled $8.0 million, down from $11.2 million for the same period in 2018. The decrease in expenses was primarily driven by lower incentive compensation and a reduction in the performance assumptions related to certain of our share-based plans. As a percentage of net sales, corporate overhead costs were 2.7% for the three months ended March 31, 2019, down from 4.4% in the same period in 2018. The $2.2 million of remaining general and administrative expenses during the three months ended March 31, 2019 primarily related to the loss on the sale of certain receivables, on a non-recourse basis, to financial institutions pursuant to supply chain financing agreements provided by certain of our customers.

The net loss for the quarter was $12.1 million as compared to net income of $8.6 million in the same period in 2018. The decrease was primarily due to the Senvion related reductions to revenues and the acceleration of depreciation, the impact of the Matamoros labor strike and the increase in startup and transition costs, partially offset by a tax benefit. The loss per share for the quarter was $0.35 compared to diluted earnings per share of $0.24 for the 2018 period.

EBITDA for the quarter decreased to a loss of $4.1 million, compared to positive EBITDA of $21.0 million during the same period in 2018. Adjusted EBITDA for the quarter decreased to $2.9 million compared to $27.4 million during the same period in 2018. Adjusted EBITDA margin decreased to 1.0% compared to 10.8% during the same period in 2018.

Capital expenditures were $18.7 million for the quarter compared to $11.7 million during the same period in 2018. Our capital expenditures have been primarily related to machinery and equipment for new facilities and expansion or improvements at existing facilities.

We ended the quarter with $78.3 million of cash and cash equivalents and net debt was $81.9 million as compared to net debt of $53.2 million at December 31, 2018, and we had negative free cash flow during the quarter of $30.8 million.

2019 Guidance:

  Net sales and total billings of between $1.45 billion and $1.5 billion
  Adjusted EBITDA of between $80 million and $85 million
  Loss per share of between $0.03 and $0.09
  Sets invoiced of between 3,200 and 3,300
  Average sales price per blade of between $135,000 and $140,000
  Estimated megawatts of sets delivered of approximately 9,400 to 9,700
  Dedicated manufacturing lines at year end to be between 60 and 63
  Manufacturing lines installed at year end to be between 48 to 50
  Manufacturing lines in operation at year end to be between 44 to 46
  Manufacturing lines in startup during the year to be approximately 14
  Manufacturing lines in transition during the year to be approximately 10
  Line utilization (based on 50 lines in Q1 & Q2 and 48 lines in Q3 & Q4) of approximately 80%
  Startup costs of between $43 million and $45 million
  Transition costs of between $22 million and $24 million
  Capital expenditures to be between $95 million and $100 million (approx. 85% growth related)
  Depreciation and amortization of between $41 million and $42 million
  Interest expense of between $8.5 million and $9.5 million
  Share-based compensation expense of between $7 million and $8 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Wednesday, May 8, 2019 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13689743. The replay will be available until May 15, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as the total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income/loss plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency remeasurement, plus or minus any gains or losses from the sale of assets. We define net cash/debt as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share data)	2019	2018

Net sales	$299,780	$253,981
Cost of sales	283,038	210,988
Startup and transition costs	18,178	14,735
Total cost of goods sold	301,216	225,723
Gross profit (loss)	(1,436)	28,258
General and administrative expenses	10,220	11,163
Income (loss) from operations	(11,656)	17,095
Other income (expense):
Interest income	51	41
Interest expense	(1,999)	(3,338)
Realized loss on foreign currency remeasurement	(3,802)	(4,011)
Miscellaneous income	702	818
Total other expense	(5,048)	(6,490)
Income (loss) before income taxes	(16,704)	10,605
Income tax benefit (provision)	4,600	(1,957)
Net income (loss)	$(12,104)	$8,648

Weighted-average common shares outstanding:
Basic	34,906	34,049
Diluted	34,906	35,479

Net income (loss) per common share:
Basic	$(0.35)	$0.25
Diluted	$(0.35)	$0.24

Non-GAAP Measures (unaudited):
Total billings	$279,471	$223,701
EBITDA	$(4,097)	$20,974
Adjusted EBITDA	$2,925	$27,373

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31,	December 31,
(in thousands)	2019	2018
Current assets:
Cash and cash equivalents	$78,319	$85,346
Restricted cash	1,850	3,555
Accounts receivable	167,209	176,815
Contract assets	133,110	116,708
Prepaid expenses and other current assets	43,297	26,038
Inventories	6,159	5,735
Total current assets	429,944	414,197
Noncurrent assets:
Property, plant, and equipment, net	171,886	159,423
Operating lease right of use assets	135,903	-
Other noncurrent assets	44,111	31,235
Total assets	$781,844	$604,855
Current liabilities:
Accounts payable and accrued expenses	$218,290	$199,078
Accrued warranty	39,533	36,765
Current maturities of long-term debt	41,567	27,058
Current operating lease liabilities	17,008	-
Contract liabilities	7,537	7,143
Total current liabilities	323,935	270,044
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	117,871	110,565
Noncurrent operating lease liabilities	123,064	-
Other noncurrent liabilities	3,697	3,289
Total liabilities	568,567	383,898
Total stockholders' equity	213,277	220,957
Total liabilities and stockholders' equity	$781,844	$604,855

Non-GAAP Measure (unaudited):
Net debt	$(81,946)	$(53,155)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2019	2018

Net cash used in operating activities	$(12,091)	$(3,032)
Net cash used in investing activities	(18,709)	(11,714)
Net cash provided by financing activities	21,075	4,490
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	993	386
Cash, cash equivalents and restricted cash, beginning of period	89,376	152,437
Cash, cash equivalents and restricted cash, end of period	$80,644	$142,567

Non-GAAP Measure (unaudited):
Free cash flow	$(30,800)	$(14,746)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2019	2018
Net sales	$299,780	$253,981
Change in gross contract assets	(17,056)	(24,396)
Foreign exchange impact	(3,253)	(5,884)
Total billings	$279,471	$223,701

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
(in thousands)	2019	2018

Net income (loss)	$(12,104)	$8,648
Adjustments:
Depreciation and amortization	10,659	7,072
Interest expense (net of interest income)	1,948	3,297
Income tax provision (benefit)	(4,600)	1,957
EBITDA	(4,097)	20,974
Share-based compensation expense	985	2,388
Realized loss on foreign currency remeasurement	3,802	4,011
Realized loss on sale of assets	2,235	-
Adjusted EBITDA	$2,925	$27,373

Free cash flow is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2019	2018
Net cash used in operating activities	$(12,091)	$(3,032)
Less capital expenditures	(18,709)	(11,714)
Free cash flow	$(30,800)	$(14,746)

Net cash (debt) is reconciled as follows:	March 31,	December 31,
(in thousands)	2019	2018
Cash and cash equivalents	$78,319	$85,346
Less total debt, net of debt issuance costs	(159,438)	(137,623)
Less debt issuance costs	(827)	(878)
Net debt	$(81,946)	$(53,155)